Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-268655

PROSPECTUS

Know Labs, Inc.

26,879,710 Shares of Common Stock

____________________________

This prospectus relates to 26,879,710 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

•	up to 13,783,383 shares of common stock issuable upon the exercise of outstanding investor warrants;

•	up to 414,171 shares of common stock issuable upon the exercise of outstanding placement agent warrants;

•	up to 289,800 shares of common stock issuable upon the exercise of outstanding underwriter warrants;

•	up to 5,000,000 shares of common stock issuable upon the conversion of outstanding shares of series C convertible preferred stock

•	up to 3,108,356 shares of common stock issuable upon the conversion of outstanding shares of series D convertible preferred stock; and

•	up to 4,284,000 shares of common stock issuable upon the conversion of debt.

We will not receive any proceeds from the sales of outstanding common stock by the selling stockholders, but we will receive funds from the exercise of the warrants held by the selling stockholders.

Our common stock is listed on NYSE American under the symbol “KNW.” On November 29, 2022  the last sale price of our common stock on NYSE American was $1.55.

The selling stockholders may offer and sell the common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 4, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus, to read about factors you should consider before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 20 , 2022

You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States, neither we, nor the selling stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling stockholders named herein may sell up to 26,879,710 shares of common stock from time to time in one or more offerings as described in this prospectus.

We may also file a prospectus supplement to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to the offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement, as applicable. Before purchasing any securities, you should carefully read this prospectus and any applicable prospectus supplement.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

Neither we nor the selling stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” or “our company” and similar terms refer to Know Labs, Inc. and its consolidated subsidiaries. If we refer to “you,” we mean the holders of the applicable series of securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference, contain forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	expected changes in our revenue, costs or expenditures;

•	growth of and competition trends in our industry;

•	our expectations regarding demand for, and market acceptance of, our products;

•	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

•	fluctuations in general economic and business conditions in the markets in which we operate; and

•	relevant government policies and regulations relating to our industry.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements.

In particular, you should consider the numerous risks described in our registration statement on Form S-1 filed with the SEC on July 29, 2022, as amended (File No. 333-266423), which we refer to in this prospectus as the Form S-1, and as described or may be described in any Annual Report on Form 10-K under the heading “Item 1A. Risk Factors,” which are incorporated by reference into this prospectus, and any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and in the “Risk Factors” section in the applicable prospectus supplement. See “Where You Can Find More Information.” Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we make.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors”, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Our Company

Overview

We are focused on the development and commercialization of proprietary biosensor technologies which, when paired with our artificial intelligence, or AI, deep learning platform, are capable of uniquely identifying and measuring almost any material or analyte using electromagnetic energy to detect, record, identify and measure the unique “signature” of said materials or analytes. We call this our “Bio-RFID” technology platform, when pertaining to radio and microwave spectroscopy, and our “ChromaID” technology platform, when pertaining to optical spectroscopy.  The data obtained with our biosensor technology is analyzed with our trade secret algorithms which are driven by our AI deep learning platform.

ChromaID is the first technology developed and patented by our company. For the past several years, we have focused on extensions and new patentable inventions that are derived from and extend beyond our ChromaID technology and intellectual property. The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our company as we work to create revenue generating products for the marketplace. Today, the primary focus of our company is on our Bio-RFID technology and our commercialization and development of related patent assets. Through our wholly owned subsidiaries, we work to exploit additional opportunities and markets that our broad intellectual property and trade secret portfolio addresses.

Corporate History and Structure

Know Labs, Inc. was incorporated under the laws of the State of Nevada in 1998. Since 2007, our company has been focused primarily on research and development of proprietary spectroscopic technologies spanning the electromagnetic spectrum.

On April 30, 2020, we incorporated Particle, Inc. as a wholly-owned subsidiary in the State of Nevada.  Particle, Inc. is focused on the development and commercialization of our extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena which remains the parent company’s singular focus.

On September 17, 2021, we incorporated of AI Mind, Inc. as a wholly-owned subsidiary in the State of Nevada. AI Mind, Inc. is focused on monetizing the AI deep learning platform.

Our Opportunity

The first applications of our Bio-RFID technology will be in a product marketed as a non-invasive glucose monitor. It will provide the user with real time information on their blood glucose levels. This product will require clearance from the U.S. Food and Drug Administration, or the FDA, prior to its introduction to the market, which we plan to pursue.  The addressable market for a non-invasive blood glucose monitor is very large and includes, globally, not only the approximately 450 million individuals suffering from diabetes but the more than one billion individuals with pre-diabetes.

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Our Products and Services

We are currently undertaking internal development work on potential products for the commercial marketplace. We have announced the development of our non-invasive glucose monitor and our desire to obtain FDA clearance for the marketing of this product. We have also announced the engagement of a manufacturing partner we will work with to bring this product to market. We will make further announcements regarding our products as development, testing, manufacturing, and regulatory approval work progresses.

Competition

We group the competition into three large categories. Those are (i) large global technology companies who may enter the blood glucose monitoring and other diagnostic markets, (ii) legacy providers of blood glucose monitoring technology, and (iii) new entrants working to achieve a non-invasive solution or more acceptable blood glucose monitoring solution which may or may not be similar to our technology. With regard to companies in each category, we perform due diligence from all publicly available sources of information on their relevant technologies and their product plans. This information informs and refines our activities and underscores our sense of urgency as we work to bring our own technology to the marketplace. The addressable market is very large and there is room for a multitude of providers of blood glucose monitoring services. Of note, few, if any, of the competitors in the blood glucose monitoring space possess a platform technology competitive with our Bio-RFID technology and our ability to identify a multitude of analytes in the human body.

Competitive Advantages

We believe our key competitive strengths include:

•	Bio-RFID’s ability to not only identify a wide range of organic and inorganic materials and analytes, but to do so concurrently, and in real time, which potentially enables new multivariate models of clinical diagnostics, and health and wellness monitoring.

•	Our Bio-RFID technology is non-invasive, using radio waves to identify and measure what is going on inside the body.

•	Our Bio-RFID technology platform that can be integrated into a variety of wearable, mobile or bench-top form factors.

•	No needles nor invasive transmitters in your body, making Bio-RFID sensors convenient and pain-free.

•	Expensive supplies, such as test strips and lancets, are not required to operate Bio-RFID devices.

Growth Strategy

The key elements of our strategy to grow our business include:

•	Initially, entering the diabetes continuous glucose monitoring market with our non-invasive continuous glucose monitoring product.

•

Following our entry into the continuous glucose monitoring market, entering other clinical monitoring markets for continuous, non-invasive hormone, medication metabolite, endocrinology components and biomolecular monitoring.

•

Applying our Bio-RFID platform technology to lifestyle analysis, clinical trials and chronic illnesses. We believe that potential use cases include real time wearable medication monitoring and detection of, for example, ovulation and hormone deficiency.

Impact of COVID-19 Pandemic

On January 30, 2020, the World Health Organization announced a global health emergency caused by a new strain of the coronavirus, or COVID-19, and advised of the risks to the international community as the virus spread globally. In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The spread of COVID-19 caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. Over time, the incidence of COVID-19 and its variants has diminished although periodic spikes in incidence occur. Consequently, restrictions imposed by various governmental health organizations may change over time. Several states have lifted restrictions only to reimpose such restrictions as the number of cases rise and new variants arise.

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Over the past two years, the impact of COVID-19 has had adverse effects on our business by slowing down our ability to work with third parties outside of Seattle on testing and validation. We have witnessed supply chain related delays and increasing costs due to inflation.  It is difficult to predict what other adverse effects, if any, COVID-19 and related matters can have on our business, or against the various aspects of same.

We may experience long-term disruptions to our operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic and the presence of new variants of COVID-19; and closures of businesses or manufacturing facilities critical to its business or supply chains. We are actively monitoring, and will continue to actively monitor, the pandemic and the potential impact on its operations, financial condition, liquidity, suppliers, industry and workforce. See also “Risk Factors” for more information.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998.  Our executive offices are located at 500 Union Street, Suite 810, Seattle, WA 98101. Our telephone number is (206) 903-1351 and our principal website address is located at www.knowlabs.co. The information on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Recent Developments

NYSE Listing

The Company’s common stock began trading on the NYSE under the symbol KNW on September 16, 2022 following the pricing (and the entering into the Underwriting Agreement) of the Offering, discussed below.

Underwriting Agreement

On September 15, 2022, Know Labs, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Boustead Securities, LLC, as representative (the “Representative”) of the underwriters named on Schedule 1 thereto (the “Underwriters”), relating to the Company’s public offering of common stock (the “Offering”). Pursuant to the Underwriting Agreement, the Company agreed to sell 3,600,000 shares of common stock to the Underwriters, at a purchase price per share of $1.86 (the offering price to the public of $2.00 per share minus the Underwriters’ discount), and also granted to the Underwriters a 45-day option to purchase up to 540,000 additional shares, solely to cover over-allotments, if any, at the public offering price less the underwriting discounts, pursuant to the Company’s registration statement on Form S-1 (File No. 333-266423) under the Securities Act of 1933, as amended (the “Securities Act”), and the Company’s registration statement on Form S-1MEF (File No. 333-267448) filed pursuant to Rule 424(b)(4) under the Securities Act (together, the “Registration Statements”).

On September 20, 2022, the closing of the Offering was completed. At closing, the Underwriters exercised the over-allotment option in full. As a result, the Company sold 4,140,000 shares of common stock for total gross proceeds of approximately $8.3 million. After deducting the underwriting commission and expenses, the Company received net proceeds of approximately $7.5 million.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make because of any of those liabilities.

On September 20, 2022, pursuant to the Underwriting Agreement, the Company issued a common stock purchase warrant to the Representative for the purchase of 289,800 shares of common stock at an exercise price of $2.40, subject to adjustments (the “Warrant”). The Warrant is exercisable at any time and from time to time, in whole or in part, until September 15, 2027 and may be exercised on a cashless basis. The Warrant also includes customary anti-dilution provisions and immediate piggyback registration rights with respect to the registration of the shares underlying the Warrant. The Warrant and the shares of common stock underlying the Warrant were registered as a part of the Registration Statements.

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The Offering

Securities offered	This prospectus relates to 26,879,710 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

	●	up to 13,783,383 shares of common stock issuable upon the exercise of outstanding investor warrants;
	●	up to 414,171 shares of common stock issuable upon the exercise of outstanding placement agent warrants;
	●	up to 289,800 shares of common stock issuable upon the exercise of outstanding underwriter warrants;
	●	up to 5,000,000 shares of common stock issuable upon the conversion of outstanding shares of series C convertible preferred stock
	●	up to 3,108,356 shares of common stock issuable upon the conversion of outstanding shares of series D convertible preferred stock; and
	●	up to 4,284,000 shares of common stock issuable upon the conversion of debt.

Common stock outstanding(1)	48,156,062 shares.

Use of proceeds

We will not receive any proceeds from the sales of common stock by the selling stockholders, but we will receive funds from the exercise of the warrants held by the selling stockholders. See “Use of Proceeds.”

Risk factors

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in the Form S-1 and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A. Risk Factors,” as well as in any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and the “Risk Factors” section in the applicable prospectus supplement.

Trading market	Our common stock is listed on NYSE American under the symbol “KNW.”

(1) The number of shares of common stock outstanding as of the date of this prospectus excludes:

●

20,792,370 shares of common stock issuable upon the exercise of options which we granted to our officers, directors, and employees under our 2021 equity incentive plan at a weighted average exercise price of $1.618 per share;

●	15,841,457 additional shares of common stock that are reserved for issuance under 2021 equity incentive plan;

●	5,000,000 shares of common stock issuable upon the conversion of our series C convertible preferred stock;

●	3,108,356 shares of common stock issuable upon the conversion of our series D convertible preferred stock;

●	9,020,268 shares of common stock issuable upon the conversion of convertible promissory notes; and

●	21,786,313 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.029 per share.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and the risk factors set forth under the heading “Risk Factors” in the Form S-1 and as described or may be described in any subsequent Annual Report on Form 10-K under the heading “Item 1A. Risk Factors,” as well as in any other documents we file with the SEC that are deemed incorporated by reference into this prospectus and the “Risk Factors” section in the applicable prospectus supplement, for a discussion of the factors you should carefully consider before deciding to purchase our securities. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus and the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

We may use these proceeds in ways with which you may not agree.

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we may receive up to $15,694,288 in proceeds payable by selling stockholders upon exercise of warrants. While we currently intend to use these proceeds for working capital and general corporate purposes, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of these proceeds. The proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our common stock. See “Use of Proceeds” for more information.

You may lose all of your investment.

Investing in our Common Stock involves a high degree of risk. As an investor, you might never recoup all, or even part of, your investment and you may never realize any return on your investment. You must be prepared to lose all your investment.

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

●

Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;

●	Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;

●	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;

●	Sale of a significant number of shares of our common stock by stockholders;

●	General market and economic conditions;

●	Quarterly variations in our operating results;

●	Investor and public relation activities;

●	Announcements of technological innovations;

●	New product introductions by us or our competitors;

●	Competitive activities;

●	Low liquidity; and

●	Additions or departures of key personnel.

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These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition, and results of operations.

 We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our Common Stock in the public market by certain of our stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our securities could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our securities could be negatively affected.

An active trading market for our Common Stock may not be maintained.

Our Common Stock is currently traded on NYSE American, but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. If an active market for our Common Stock is not maintained, it may be difficult for our stockholders to sell or purchase shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and impair our ability to acquire other companies or technologies using our shares as consideration.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. We may, however, receive up to $15,694,288 from the exercise of warrants held by selling stockholders. We expect to use the proceeds from the exercise of such warrants, if any, for general corporate purposes. General corporate purposes may include providing working capital and general corporate purposes. We cannot precisely estimate the allocation of the net proceeds from any exercise of the warrants for cash. Accordingly, in the event the warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the warrants will ever be exercised for cash.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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SELLING STOCKHOLDERS

We are registering 26,879,710 shares of our common stock for resale, from time to time, by the selling stockholders identified below, which includes:

•	up to 13,783,383 shares of common stock issuable upon the exercise of outstanding investor warrants;

•	up to 414,171 shares of common stock issuable upon the exercise of outstanding placement agent warrants;

•	up to 289,800 shares of common stock issuable upon the exercise of outstanding underwriter warrants;

•	up to 5,000,000 shares of common stock issuable upon the conversion of outstanding shares of series C convertible preferred stock

•	up to 3,108,356 shares of common stock issuable upon the conversion of outstanding shares of series D convertible preferred stock; and

•	up to 4,284,000 shares of common stock issuable upon the conversion of debt;

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Unless otherwise indicated in the footnotes below, based on the information provided to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Applicable percentage ownership is based on 48,156,062 shares of common stock outstanding as of December 2, 2022. For purposes of computing percentage ownership after this offering, we have assumed that all shares held by the selling stockholders will be sold in this offering and all warrants and shares of series C and D convertible preferred stock and convertible notes held by the selling stockholders will be converted to common stock and sold in this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of December 2, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by the Selling Stockholders as of the date hereof and the number of shares of Common Stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Stockholders. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

The common stock being offered by the Selling Stockholders are those owned by the Selling Stockholders and those issuable to the Selling Stockholders, upon exercise of the Warrants. We are registering the shares of common stock in order to permit the Selling Stockholders to offer these shares for resale from time to time. Except for the investment in the shares of Common Stock the Selling Stockholders have not had any material relationship with us within the past three years.

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	Common Stock Beneficially Owned Prior to this Offering				No. of Shares Being Offered		Common Stock Beneficially Owned After this Offering
Name of Beneficial Owner	Common Stock	Common Stock Underlying Warrants	Total Shares Owned	% Owned	Common Stock Underlying Warrants	Total Shares Offered	Common Stock	Common Stock Underlying Warrants	Total Shares Owned	% Owned
Alan Robert Annis	-	3,750	3,750	*	3,750	3,750	-	-	-	*
Alisha Smith	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Anshuman Chandra	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Azet Holdings LLC	-	75,000	75,000	*	75,000	75,000	-	-	-	*
Barbara Weiner	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Blake Bendett	-	37,500	37,500	*	37,500	37,500	-	-	-	*
Boustead and Company Limited/ Keith Moore	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Boustead Securities LLC/ Keith Moore	-	516,142	516,142	1.1%	516,142	516,142	-	-	-	*
Brad Beals	-	20,000	20,000	*	20,000	20,000	-	-	-	*
Bradley E. Sparks	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Brian Doench	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Brian G. Swift IRA	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Brinson Lingenfelter	-	21,949	21,949	*	21,949	21,949	-	-	-	*
C Richard and Joan Childress Trust	-	37,500	37,500	*	37,500	37,500	-	-	-	*
Caesar Capital Group, LLC	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Charles Mickelson	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Charles S. Lucero	-	200,000	200,000	*	200,000	200,000	-	-	-	*
Chris and Catherine Gyben	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Chris Gartner	-	8,750	8,750	*	8,750	8,750	-	-	-	*
Chris Meehan	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Christopher and Jennifer Lisek	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Christopher J Amery	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Christopher Philip Gartner	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Daniel Block	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Daniel Cassinelli	-	35,000	35,000	*	35,000	35,000	-	-	-	*
David B. Baszucki, trustee of the Freedom Revocable Trust, dated February 28, 2017	-	62,500	62,500	*	62,500	62,500	-	-	-	*
David Melfe	-	6,250	6,250	*	6,250	6,250	-	-	-	*
David S Nagelberg 2003 Revocable Trust / David Nagelberg	-	100,000	100,000	*	100,000	100,000	-	-	-	*
David W Zenk	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Dean Delis	-	125,000	125,000	*	125,000	125,000	-	-	-	*
Dewitt Cuyler Morris Trust	-	37,500	37,500	*	37,500	37,500	-	-	-	*
Dhirendra Saxena	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Douglas G Pedrick	-	15,000	15,000	*	15,000	15,000	-	-	-	*
Eastridge Revocable Trust/ Harold E. Eastridge	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Eight Family Trust, Walter Bilofsky, TTEE u/t/a dtd 11/8/99 / Walter Bilofsky	-	37,500	37,500	*	37,500	37,500	-	-	-	*
Elliott A Green	-	30,000	30,000	*	30,000	30,000	-	-	-	*
Ernest Pellegrino	-	47,925	47,925	*	47,925	47,925	-	-	-	*
F Geddes & S Geddes TTEE Geddes Revocable Trust U/A DTD / F. Michael Geddes	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Fleetco, Inc./ Dale Broadrick	-	37,500	37,500	*	37,500	37,500	-	-	-	*
Frans Sell IRA	-	3,750	3,750	*	3,750	3,750	-	-	-	*
Frederick C Meltzer	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Garden State Securities Inc	-	30,150	30,150	*	30,150	30,150	-	-	-	*
Gary Ulrich	-	12,500	12,500	*	12,500	12,500	-	-	-	*
George H Freisem	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Gloria Pietsch	-	3,750	3,750	*	3,750	3,750	-	-	-	*
Greg and Christina Baszucki Living Trust	-	62,500	62,500	*	62,500	62,500	-	-	-	*
Gregg and Coby Knight	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Gruber Family Foundation	-	112,500	112,500	*	112,500	112,500	-	-	-	*
Hank Bannister	-	2,500	2,500	*	2,500	2,500	-	-	-	*
Harlan Smith	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Harold and Kelly Ashcraft	-	7,500	7,500	*	7,500	7,500	-	-	-	*
Howard Miller	-	62,500	62,500	*	62,500	62,500	-	-	-	*
Howard Spiegel	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Intracostal Capital LLC / Mitchell P. Kopin and Daniel B. Asher	-	312,500	312,500	*	312,500	312,500	-	-	-	*
Jack and Kathryn Mattingly	-	2,500	2,500	*	2,500	2,500	-	-	-	*
Jacob Eis	-	12,500	12,500	*	12,500	12,500	-	-	-	*
James Scheffel	-	500,000	500,000	1.0%	500,000	500,000	-	-	-	*
Jeremy and Ariel Runnels	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Jeremy and Cindy Newman	-	26,250	26,250	*	26,250	26,250	-	-	-	*
Jim T. Watson	-	12,500	12,500	*	12,500	12,500	-	-	-	*
JLA Realty Associates	-	150,000	150,000	*	150,000	150,000	-	-	-	*
Jody Burnham	-	12,500	12,500	*	12,500	12,500	-	-	-	*
John Dodero	-	10,000	10,000	*	10,000	10,000	-	-	-	*
John Jakovich	-	12,500	12,500	*	12,500	12,500	-	-	-	*
John Levinsohn	-	37,500	37,500	*	37,500	37,500	-	-	-	*
Jon D and Linda W Gruber Trust (Jon D and Linda W. Gruber)	-	675,000	675,000	1.4%	675,000	675,000	-	-	-	*
Jon D Gruber IRA	-	87,500	87,500	*	87,500	87,500	-	-	-	*
Jonathan Pepper	388,000	65,000	453,000	*	25,000	25,000	388,000	40,000	428,000	*
Jonathan Wyatt Gruber	-	75,000	75,000	*	75,000	75,000	-	-	-	*
Joseph and Marie Longo	-	2,500	2,500	*	2,500	2,500	-	-	-	*
Joshua Miksanek	-	15,000	15,000	*	15,000	15,000	-	-	-	*
K. H. Krueger	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Karl L Matthies Trust/ Karl Matthies	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Ken. G. Mansour	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Kenan S. Block	-	12,508	12,508	*	12,508	12,508	-	-	-	*
Kenneth Followwill	-	18,750	18,750	*	18,750	18,750	-	-	-	*
Kircher Family Trust	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Krueger Family Living Trust	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Larry D. Hines	-	2,500	2,500	*	2,500	2,500	-	-	-	*
Les D Walter Living Trust	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Les Walter	-	100,000	100,000	*	100,000	100,000	-	-	-	*
Leslie Tolliver	-	2,500	2,500	*	2,500	2,500	-	-	-	*
Lindsay Gruber Dunham	-	75,000	75,000	*	75,000	75,000	-	-	-	*
Marc R. Jalbert	-	17,500	17,500	*	17,500	17,500	-	-	-	*
Marion B Hoffman	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Mark and Kendra Manduzzi	-	17,500	17,500	*	17,500	17,500	-	-	-	*
Mark Weber	-	6,250	6,250	*	6,250	6,250	-	-	-	*

9

Matthew John Fitzgerald	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Matthew Wilcosh	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Michael and Susan Lofstedt	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Michael Foguth	-	125,000	125,000	*	125,000	125,000	-	-	-	*
Michael Hoffman	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Michael Jacks	-	38,040	38,040	*	38,040	38,040	-	-	-	*
Michael Lofstedt	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Michael Wiitala	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Millennium Trust Company, LLC Custodian FBO Jaesun Park, Roth IRA XXXX52994	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Millennium Trust Company, LLC Custodian FBO Thomas Hughes IRA XXXX24332	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Milton Ozaki	-	10,000	10,000	*	10,000	10,000	-	-	-	*
Near and Far Real Estate	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Norman G Glassman	-	55,000	55,000	*	55,000	55,000	-	-	-	*
Pacific Premier Trust, Custodian FBO Brian G Swift Roth IRA	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Palace Capital Partners, LLC	-	62,500	62,500	*	62,500	62,500	-	-	-	*
Palladino Trust, Thomas M Palladino	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Paul Zatychec	-	13,750	13,750	*	13,750	13,750	-	-	-	*
Pierce Revocable Survivor Trust/ Kristy Waters Pierce	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Potter Family Trust / Bruce Potter	-	262,500	262,500	*	262,500	262,500	-	-	-	*
Rakesh and Jeanette Kansal	-	15,000	15,000	*	15,000	15,000	-	-	-	*
Ricard R. Tartre	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Richard Childress	-	18,750	18,750	*	18,750	18,750	-	-	-	*
Ritesh Ramesh Sanghavi	-	87,500	87,500	*	87,500	87,500	-	-	-	*
Robert and Stephanie Tucker	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Robert Dean Mounts, Jr.	-	20,000	20,000	*	20,000	20,000	-	-	-	*
Robert H Stewart	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Robert J. Lamoreaux	-	50,000	50,000	*	50,000	50,000	-	-	-	*
Robert Kippel and Yana Lykhman	-	8,750	8,750	*	8,750	8,750	-	-	-	*
Robert L. Elwood	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Robert Smith	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Robert Spear	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Robert Steele	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Rogers Family Trust UTD 01/21/81	-	312,500	312,500	*	312,500	312,500	-	-	-	*
Ronald Anderson Family Trust	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Roy and Ruth Rogers Unitrust, UTD 09/28/89	-	56,250	56,250	*	56,250	56,250	-	-	-	*
Roy Rogers Survivors Trust	-	156,250	156,250	*	156,250	156,250	-	-	-	*
Russell Martz	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Scott Mitchell	-	18,500	18,500	*	18,500	18,500	-	-	-	*
Srikanth Tummala	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Stanley M. Latham	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Stephen Kircher, Douglas Kircher JT TEN	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Stephen Kircher, Scott Kircher JT TEN	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Steve and Cynthia Seamans	-	3,750	3,750	*	3,750	3,750	-	-	-	*
Steven Machtinger	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Taylor C. Burnham	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Taunya Sell IRA	-	8,750	8,750	*	8,750	8,750	-	-	-	*
Ted Schroth	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Terrence Brennan	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Terry Brodt	-	47,925	47,925	*	47,925	47,925	-	-	-	*
The Eastridge Revocable Trust of 2004 (Amended & Restated 03/29/2014)	-	15,000	15,000	*	15,000	15,000	-	-	-	*
The Sunshine and Rain Asset Management Irrevocable Trust	-	500,000	500,000	1.0%	500,000	500,000	-	-	-	*
Thomas and Carolyn M Hughes	-	7,500	7,500	*	7,500	7,500	-	-	-	*
Thomas Byron	-	33,750	33,750	*	33,750	33,750	-	-	-	*
Thomas Hughes	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Timothy K Graber	-	3,250	3,250	*	3,250	3,250	-	-	-	*
Todd Baszucki	3,879,000	1,000,000	4,879,000	9.9%	1,000,000	1,000,000	3,879,000	-	3,879,000	8.1%
Tummala Srikanth	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Ultimate Investment Goup LLC/ Jens and Cyndy Brynteson	-	6,250	6,250	*	6,250	6,250	-	-	-	*
Vicki Inglis and Haig Richard Litten	-	5,000	5,000	*	5,000	5,000	-	-	-	*
Vijay Panikar	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Vulcan Management/ William E. Vogt	-	12,500	12,500	*	12,500	12,500	-	-	-	*
Warberg WF VII, LP / Daniel Warsh	-	25,000	25,000	*	25,000	25,000	-	-	-	*
Zlatica Vincini	-	96,250	96,250	*	96,250	96,250	-	-	-	*

* Less than 1%.

Clayton A. Struve

	Common Stock Beneficially Owned Prior to this Offering							No. of Shares Being Offered						Common Stock Beneficially Owned After this Offering
Name of Beneficial Owner	Common Stock	Common Stock Underlying Series C Stock	Common Stock Underlying Series D Stock	Common Stock Underlying Warrants	Common Stock Underlying Notes	Total Shares Owned	% Owned	Common Stock	Common Stock Underlying Series C Stock	Common Stock Underlying Series D Stock	Common Stock Underlying Warrants	Common Stock Underlying Notes	Total Shares Owned	Total Shares Owned	Common Stock Underlying Series C Stock	Common Stock Underlying Series D Stock	Common Stock Underlying Warrants	Common Stock Underlying Notes	Total Shares Owned	% Owned
Clayton A. Struve	849,000	5,000,000	3,108,356	6,269,715	4,284,000	19,511,071	29.20%	-	5,000,000	3,108,356	6,269,715	4,284,000	13,662,071	849,000	-	-	-	-	849,000	1.8%

Mr. Clayton A. Struve is subject to a 4.99% blocker.

10

PLAN OF DISTRIBUTION

The selling stockholders, including any donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits investors;

•	block trades in which the broker‑dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing of options on the shares;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker‑dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders also may resell all or a portion of their shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may decide not to sell any of their shares of common stock, or may sell all or a portion of their shares of common stock.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that the selling stockholders employ broker-dealers or other agents in connection with the sale of stock, the selling stockholders will pay any commissions, discounts or other amounts due to such broker-dealers or agents.  To our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of the shares of common stock offered hereby.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

11

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the common stock.

To the extent applicable, we will make copies of this prospectus as it may be supplemented or amended from time to time available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in this prospectus, the registration statement of which this prospectus forms a part, any prospectus supplement, or any information incorporated by reference herein, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that we will not be liable for any liabilities finally adjudicated to be caused solely by a false statement of material fact contained within written information provided by a selling stockholder expressly for the purpose of including it in prospectus or the registration statement of which this prospectus forms a part.

We also have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

12

LEGAL MATTERS

Lockett + Horwitz, A Professional Law Corporation will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby.

EXPERTS

Our audited consolidated financial statements as of September 30, 2021 and 2020 and for the two years then ended have been incorporated by reference in this prospectus in reliance upon the report of BMP LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits or the exhibits to the reports or other documents incorporated by reference into this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.knowlabs.co. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings, including all filings made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended September 30, 2021 as filed with the SEC on December 21, 2021;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2021, March 31, 2022 and June 30, 2022 as filed with the SEC on February 15, 2022, May 13, 2022 and August 12, 2022, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 5, 2022, January 26, 2022, February 3, 2022, February 15, 2022, March 8, 2022, April 5, 2022, April 5, 2022, May 5, 2022, May 31, 2022, September 14, 2022, September 19, 2022 and September 21, 2022 and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on September 15, 2022, including any amendment or report filed for the purpose of updating such description.

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Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Know Labs, Inc.

500 Union Street, Suite 810

Seattle, Washington 98101

Attn: Secretary

206-903-1351

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.knowlabs.co as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

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26,879,710 Shares of Common Stock

Know Labs, Inc.

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PROSPECTUS

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December 20 , 2022